UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2009 (June 15, 2009)
Oxford Industries, Inc.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation)	001-04365 (Commission File Number)	58-0831862 (IRS Employer Identification No.)

222 Piedmont Avenue, N.E., Atlanta, GA (Address of principal executive offices)	30308 (Zip Code)
Registrant’s telephone number, including area code (404) 659-2424
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of President
On June 15, 2009, the Board of Directors (the “Board”) of Oxford Industries, Inc. (the “Company”) elected Thomas C. Chubb III as the Company’s President.
Mr. Chubb, 45, served as the Company’s Executive Vice President from 2004 until his election as President. From 1999 to 2004, he served as the Company’s Vice President, General Counsel and Secretary. Mr. Chubb holds a Bachelor of Arts degree in Economics from The University of North Carolina at Chapel Hill and a Doctor of Jurisprudence degree from The University of Georgia.
In connection with his promotion, Mr. Chubb’s annual base salary was increased from $405,000 to $500,000. Except as described below under the caption, “Restricted Stock Grants to Officers and Other Employees,” there is no other change in Mr. Chubb’s compensation resulting from or in connection with his election as the Company’s President.
Restricted Stock Grants to Officers and Other Employees
On June 15, 2009, the Committee, in accordance with the provisions of the Company’s Amended and Restated Long-Term Stock Incentive Plan (the “Plan”), approved grants of restricted stock and restricted share units to certain of its officers and other employees.
The grants were made effective as of June 16, 2009 upon notice by the Company to the recipients and subject to approval of an amendment to the Plan by shareholders at the Company’s 2009 annual meeting of shareholders held on June 15, 2009 subsequent to the Committee’s approval of the grants. At the Company’s 2009 annual meeting of shareholders held on June 15, 2009, the Company’s shareholders approved the proposed amendment to the Plan described in the Company’s proxy statement filed with the U.S. Securities and Exchange Commission on May 11, 2009 (the “Proxy Statement”).
As previously disclosed in the Proxy Statement, the Company took certain actions in response to the challenging business conditions that it faced during fiscal 2008 and fiscal 2009. Among other actions, none of the Company’s named executive officers received a salary increase during fiscal 2008 or fiscal 2009 (except as noted above with respect to Mr. Chubb), no cash bonuses were paid to Mr. Lanier, Mr. K. Scott Grassmyer or Mr. Chubb for fiscal 2008, and the Committee suspended the cash bonus program for the named executive officers for fiscal 2009.
In light of the previous significant reductions in cash compensation opportunities for the Company’s named executive officers, the Committee carefully considered the number of shares of restricted stock to be granted to the named executive officers, including in comparison to the size of the restricted stock grants made in prior fiscal years. In order to achieve the goals of incenting these key members of management to remain with the Company and sufficiently aligning the interests of the Company’s shareholders and management, the Committee determined that the number of shares granted to the named executive officers, as set forth in the table below, should be greater than the number of shares granted to them in prior fiscal years. However, the Committee currently expects that any future grants of restricted stock to the named executive officers would be more consistent with the Company’s equity compensation practices in recent fiscal years prior to fiscal 2008 and therefore would consist of a significantly smaller number of shares than the number of shares set forth below.
The grants approved by the Committee included the following grants to the Company’s named executive officers:

Name	Title	Shares of Restricted Stock
J. Hicks Lanier	Chairman and Chief Executive Officer	0
K. Scott Grassmyer	Senior Vice President, Chief Financial Officer and Controller	20,000
Terry R. Pillow	CEO, Tommy Bahama Group	75,000
Knowlton J. O’Reilly	Group Vice President	37,500
Thomas C. Chubb III	President	50,000

Consistent with his request that no shares be granted to him as part of the Committee’s awards, no grants were made to Mr. Lanier, the Company’s Chairman and Chief Executive Officer.
The shares of restricted stock granted to the named executive officers identified above vest on April 30, 2013. The recipient will forfeit all rights to the restricted shares granted if the recipient’s employment with the Company or one of its subsidiaries terminates before the shares are fully vested, unless the Committee waives the forfeiture condition at the time that the recipient’s employment terminates, as evidenced by a written waiver adopted by the Committee. The shares are also subject to accelerated vesting in the event of a change of control, as defined in each recipient’s restricted stock agreement. Prior to vesting, the recipient has the right to vote the shares and to receive any dividends or other distributions in respect of the shares.
The grants of restricted stock to the named executive officers are subject to the terms and conditions of the Oxford Industries, Inc. 2009 Restricted Stock Agreement (the “Restricted Stock Agreement”) to be entered into between the Company and the applicable recipient, a form of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The foregoing description of the terms and conditions of the restricted stock grants is qualified in its entirety by reference to the complete terms and conditions of the Plan and the Restricted Stock Agreement.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On June 15, 2009, the Board approved an amendment to the Company’s Bylaws. The amendment modified Sections 4 and 5 of Article III of such Bylaws to specify that the Company’s President, and not a Vice President, shall perform the duties of the Company’s Chief Executive Officer in the case of the absence or disability of the Chairman of the Board and Chief Executive Officer. A copy of the Company’s Bylaws, as restated to reflect the amendment, is filed with this report as Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number
3.1	Bylaws of Oxford Industries, Inc., as amended
10.1	Form of Oxford Industries, Inc. 2009 Restricted Stock Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXFORD INDUSTRIES, INC.
June 17, 2009	/s/ Thomas E. Campbell
	Name:	Thomas E. Campbell
	Title:	Senior Vice President, General Counsel and Secretary

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